Exhibit 10.11

Mistras Group, Inc.

Long-Term Compensation Award

Performance Share Units

Name:

Date of Grant:

Number Units:

Performance Period:

You have been granted an award (the “Award”) of performance share units (“PSU”) with a target award equal to the number of units set forth above for the performance period set forth above.  These PSUs are being granted under the Mistras Group 2009 Long-Term Incentive Plan (the “Plan”).  This document sets forth the terms of the Award granted to you by the Compensation Committee (the “Committee”) of the Board of Directors of the Company as of                             .  The Award is subject to the terms and conditions of this award letter and the Plan.  In addition, the Committee retains all authority and discretion over the Plan and interpretation and determinations regarding this Award.  The following are terms of the Award.

Performance Metrics

The amount, if any, of the Award you will ultimately earned is based upon the Company’s performance against two metrics:  (1) total shareholder return, or TSR, which is a relative measure of the performance of the Company’s Common Stock compared to the performance of the stock of the members of an investment peer group, and (2) compounded annual EPS growth.  The weighting of each metric is set at 75% for EPS growth and 25% for relative TSR.  The following are the parameters for each metric.

Relative TSR

Relative TSR is determined by comparing the TSR of the Company’s Common Stock relative to the TSR of the members of a peer group.  TSR is measured by the change in the stock price of a company from the beginning of a performance period to the end of the performance period, plus any distributions to common shareholders.  All of these calculations are adjusted for stock splits, stock dividends or other adjustments in common shares.

The price at the beginning of the performance period is the average closing price over the 20 trading day period beginning August 10 at the beginning of the performance period.  At the end of the performance period, the same 20 trading day period beginning August 10 will be used.  If August 10 is not a trading day in any year, the immediately following trading day would begin the 20 trading day period.

This metric is a relative measure, so the metric will measure the TSR of the Company’s Common Stock during the performance period relative to the members of the peer group listed on Exhibit A.  For example, if the Company’s TSR for the performance period is 30% and this return places the Company’s TSR performance at the 70th percentile of the peer group, the PSUs earned with respect to TSR will be based upon the Company being at the 70th percentile.

EPS Growth

EPS growth is a measure of compounded annual growth of “Adjusted EPS” over the Company’s fiscal years during the performance period.  “Adjusted EPS” is fully diluted EPS on a GAAP basis, adjusted to remove the effect of (a) non-cash, non-routine items, such as intangible asset impairment charges, and (b) acquisition-related items which are (i) transaction expenses related to acquisitions, such as professional fees and due diligence costs and (ii) the net changes in the fair value of acquisition-related contingent consideration liabilities.

Measurement Period

Each metric will measured over the performance period set forth above.  EPS Growth will be measured in terms of compounded annual growth over fiscal years          to           .  The relative TSR will be determined by comparing the 3 year return of the Company’s Common Stock versus the peer group during the performance period.  The opening price is the average price for the 20 trading day period beginning August     ,        and the ending price will be the average price for the 20 trading day period beginning August       ,         .  Distributions, dividends, etc., from August 10,          to August 9,          will be included for purposes of determining the TSR for a given stock.

Determination of Award Earned

The number of units set forth above is your target award of PSUs and at the end of the performance period, the number of PSUs earned will be determined.  For each metric, you will earn zero if the performance for the specific metric is below a minimum level.  At the minimum level, you will earn 30% of your target.  At target, you will earn 100% of the award related to that metric, and if the performance exceeds target, you will earn up to 200% of target.  Between threshold and target, and between target and maximum, the amount of the award will be calculated based upon a straight-line interpolation.

The following are the metrics and targets for determining the number of units earned for the performance period.

Targets Payouts	Adjusted EPS Growth	Percent of Target	Relative TSR Percentile	Percent of Target
Minimum Performance	7.5%	30%	30%	30%
Target	12.5%	100%	50%	100%
Maximum	20%	200%	90%	200%

Exhibit B attached includes examples of calculations for awards.

Vesting

Upon completion of the 20 trading day period at the end of the three year performance period, the PSUs earned will be converted into shares of Common Stock which will then be fully vested.  Prior to the end of the 20 trading day period at the end of the three year performance period, no units will vest, and the Award will terminate and the units forfeited if your employment with the Company or any of its subsidiaries is terminated prior to the end of such 20 trading day period, except as otherwise provided in the Company’s severance policy or any employment agreement you have with the Company.

No Transfers Permitted

Except as otherwise permitted by the Committee in accordance with the Plan, this Award is not assignable or transferable other than to a beneficiary designated to receive the any benefits under this Award upon your death or by will or the laws of descent and distribution.  Any attempt by you or any other person claiming against, through or under you to cause this Award or any part of it to be transferred or assigned in any manner and for any purpose not permitted hereunder or under the Plan shall be null and void and without effect.  This Award shall be binding upon, and inure to the benefit of, any successor or successors of the Company, you and any of your beneficiaries.

No Rights as a Stockholder

You shall have no rights as a stockholder with respect to any PSUs until the PSUs are earned and vested and the shares of Common Stock you earn are issued.  Except as otherwise specified herein or in the Plan, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such shares are issued.

Provisions of the Plan Control

This Award is subject to all the terms and conditions of the Plan and to such rules, regulations and interpretations as may be established or made by the Committee acting within the scope of its authority and responsibility under the Plan.  By signing below, you acknowledge receipt of a copy of the Plan.  The applicable provisions of the Plan shall govern in any situation in which this Award is silent or the applicable provisions of this Award are contrary to or not reconcilable with such Plan provisions.

No Guarantee of Employment or Future Awards

Nothing contained herein or in the Plan shall confer upon you any right with respect to the continuation of the your employment or other service with the Company or a subsidiary or interfere in any way with the right of the Company and its subsidiaries at any time to terminate your employment or other service or to increase or decrease, or otherwise adjust, your compensation and any other terms and conditions of your employment or other service.  The granting of this Award is not a guarantee that you will receive any additional awards in the future, or that any future awards you may be granted will have similar terms or be of a similar value.

Withholding

The Company’s obligation to issue shares of Common Stock for any PSUs which you may earn is subject to and conditioned upon the satisfaction by you of applicable tax withholding obligations.  The Company and its subsidiaries may require that you remit an amount sufficient to satisfy applicable withholding taxes or deduct or withhold such amount from any stock issued or payments otherwise owed you (whether or not under this Award or the Plan).  You expressly authorize the Company to deduct from any compensation or any other payment of any kind due to you, including withholding the issuance of shares of Common Stock, the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the Award that is earned.

Committee Authority

The Committee under the Plan shall have complete discretion in the exercise of its rights, powers, and duties with respect to this Award and the Plan.  Any interpretation or construction of any provision of, and the determination of any question arising under, this Award or the Plan shall be made by the

Committee in its discretion and such exercise shall be final, conclusive, and binding.  The Committee may designate any individual or individuals to perform any of its functions hereunder.

Mistras Group, Inc.

By:

Agreed and accepted:

(signature)

(print name)